UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2007

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5720

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2007, the board of directors of Harvest Natural Resources, Inc. ("the Company") approved the terms of a separation agreement and a consulting agreement to be entered into between the Company and Kerry R. Brittain, the Company's Senior Vice President, General Counsel and Corporate Secretary. The Company expects that the separation agreement and the consulting agreement will be executed and delivered on Mr. Brittain's separation date, which is expected to be July 15, 2007.

Under the terms of the separation agreement, Mr. Brittain's employment with the Company will continue until the separation date. The separation agreement provides for a one-time bonus payment to Mr. Brittain of $245,000 and certain life insurance benefits to be paid by the Company through April 2009. Mr. Brittain's options to purchase Company stock will continue to vest after the separation date, and restrictions on shares of Company restricted stock previously granted to him will lapse as of the separation date.

Under the consulting agreement, Mr. Brittain will serve as a part-time consultant to the Company for one year at a rate of $200 per hour, except when providing services requiring travel outside Houston, Texas, in which case the rate will be $2,000 per day, including travel time.

The Company expects that the separation agreement and the consulting agreement will be executed and delivered on the separation date.

Item 8.01 Other Events.

On June 12, 2007, the Venezuelan National Assembly approved the formation of the mixed company Petrodelta, S.A. ("Petrodelta") and the direct award of three additional fields to Petrodelta. An 80 percent-owned subsidiary of the Company, Harvest Vinccler S.C.A. ("HVSCA") will own 40 percent of Petrodelta, and Corporación Venezolana del Petroleo S.A. ("CVP") will own the remaining 60 percent. The new fields, Isleño, Temblador and El Salto, as well as the existing three SMU fields, will be developed by Petrodelta under a 20-year grant from the Venezuelan government.

National Assembly approval was a necessary step in completing the conversion process. The next steps include the formation of Petrodelta and receipt of the transfer decree, after which an economic adjustment will be made to obtain the same economic result as if the conversion had been completed on April 1, 2006. After a one-third royalty, Petrodelta revenue for oil and gas deliveries during this period is estimated to be about $225 million, while cash operating, capital and administrative costs were $46 million. Petrodelta is expected to retain a portion of its net proceeds to fund income tax payments and field development and pay the balance to Petrodelta’s shareholders, HVSCA and CVP.

The Company and CVP have agreed on a business plan that calls for increasing oil and gas production, converting unproved reserves to proved reserves through targeted drilling, and adding additional discovered reserves through exploration. Petrodelta is expected to begin implementation of the business plan as soon as possible after it is formed and receives the transfer decree. HVSCA and CVP have initiated the bidding and selection process for three drilling rigs, two workover rigs, long-lead drilling and workover materials and a seismic acquisition program. In addition, HVSCA has begun to increase staff to support the drilling programs. Implementation of the business plan is subject to availability of rigs, material and qualified personnel. In addition, the business plan is based on a number of assumptions, and actual results may differ materially.

Petrodelta’s cash flow from operations is expected to fund Petrodelta’s operating and capital expenditure requirements, as well as periodic dividends to HVSCA and CVP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

June 19, 2007	By:	Keith L. Head

Name: Keith L. Head
Title: Vice President & General Counsel